Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(704) 948-2617

Orthofix International Announces
45% Revenue Growth
In Third Quarter 2007 Results

•	Third quarter sales totaled $121.1 million, up 45% from the third quarter of 2006, including $29.6 million from Blackstone Medical
•	Total spine sales rose 109% from prior year; Blackstone Medical revenues up 41% year-over-year
•	Orthopedic sales increased 12% year-over-year
•	Sports medicine sales grew 14% compared with third quarter 2006
•	Reported net income was $8.0 million, or $0.48 per diluted share
•	The Company also announced the settlement of a lawsuit with Medtronic, Inc.

HUNTERSVILLE, N.C., Nov 6, 2007– Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that total revenue for the third quarter ended September 30, 2007 was $121.1 million, an increase of 45% over the third quarter of 2006.  This total revenue included $29.6 million from Blackstone Medical, Inc. (Blackstone), which was acquired in September of 2006, and represented revenue growth of 41% compared with the third quarter of last year.  Excluding Blackstone’s revenue, Orthofix’s third quarter sales rose 10% over the prior year.  The impact of foreign currency on sales for the third quarter of 2007 was a positive $1.5 million.

Reported third quarter earnings totaled $8.0 million, or $0.48 per diluted share.  Excluding certain specified items the Company’s adjusted net income was $7.9 million, or $0.48 per share.  As summarized on the table below, these specified items included approximately $447,000 ($277,000 net of tax, or $0.02 per share) of costs recorded in the third quarter associated with a license obtained as part of a legal settlement with Medtronic, Inc., and $504,000 ($353,000 net of tax, or $0.02 per share) in tax expense associated with stock options previously granted to employees in the United Kingdom. These items were offset by the benefit of the reversal of an accrual of $865,000 ($558,000 net of tax, or $0.03 per share) previously recorded in connection with the negotiation of a distributor agreement, and an R&D tax credit of $230,000 ($230,000 net of tax, or $0.01 per share).

Additionally, as indicated in the table below, adjusted net income, excluding specified non-cash items was $0.79 per share.

Orthofix also announced that it has settled a patent infringement lawsuit filed against Blackstone Medical, Inc. last year by Medtronic.  The terms of the settlement agreement were not disclosed.

“Each of Orthofix’s three core businesses had strong year-over-year revenue growth.  Our spine implant and biologic business and our sports medicine unit both continued to grow in excess of their respective overall market rates.  Additionally, we experienced improved performance in our spine stimulation operations, where third quarter revenue growth also exceeded the overall market rate,” said CEO Alan Milinazzo.

Non-GAAP Financial Measures

The table below presents a reconciliation between net income/(loss) calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP financial measures, referred to as “adjusted net income” and “adjusted net income, excluding specified non-cash items”, that exclude from net income/(loss) the items specified in the table.  Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income/(loss), as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

Third Quarter	Q307		Q306
	($000's)	EPS	($000's)	EPS

Reported GAAP net income/(loss)	$8,028	$0.48	$(35,417)	$(2.19)

Specified Items:
Amortization of Medtronic settlement	$277	$0.02	---	---
Payroll tax expense on previous UK stock grants	$353	$0.02	---	---
R&D tax credit	$(230)	$(0.01)	---	---
Reversal of accrual related to distributor negotiations	$(558)	$(0.03)	---	---
Blackstone purchase accounting entries	---	---	$40,000	$2.47
Accelerated accrual of monthly Danek marketing fees	---	---	$2,944	$0.18
Taxes related to European restructuring	---	---	$330	$0.02
Interest expense on Blackstone debt	---	---	$501	$0.03
Adjusted net income	$7,870	$0.48	$8,358	$0.52

Specified non-cash items:
Non-cash BREG amortization	$861	$0.05	$900	$0.06
Non-cash Blackstone amortization	$2,400	$0.14	$193	$0.01
Equity compensation expense (FAS 123R)	$2,049	$0.12	$1,199	$0.07

Adj. net income, excluding specified non-cash items	$13,180	$0.79	$10,650	$0.66

NOTE: Some calculations may be impacted by rounding

Orthofix also announced that for the fourth quarter of 2007 it expects to generate $127-$133 million of total revenue.  Fourth quarter earnings per diluted share are expected to be $0.60 to $0.65, and adjusted net income, excluding specified non-cash items is expected to be $0.90 to $0.95 per share.

Revenue

Total third quarter sales in the Company’s spine sector grew 109% year-over-year, to $61.3 million.  Implant and biologic revenues from Blackstone were $29.6 million, which was an increase of 41% compared with their third quarter sales in 2006.  This growth was due primarily to higher sales of implant products, including ICON™ minimally-invasive pedicle screw systems, Unity® Anterior Lumbar Plating Systems, and Pillar™ and Construx Mini™ vertebral body replacement devices.  Additionally, revenue from Blackstone’s biologic portfolio increased primarily due to higher sales of Trinity® bone growth matrix, and AlloQuent® allograft products.  Revenue from Orthofix’s market-leading spine stimulation devices rose 9% year-over-year on a reported basis.  However, the third quarter of last year included approximately $650,000 of  revenue associated with sales to the government’s Tricare program for the previous six months.  Excluding this catch-up revenue, third quarter spine stimulation sales rose 11% year-over-year.  The growth included the continued strength of the Company’s Cervical-Stim®, which is the only FDA-approved bone growth stimulator for the cervical spine.

Revenue from Orthofix’s orthopedic business grew 12%, to $26.3 million, compared with the prior year.  The increase was driven by the continued growth of the Company’s internal fixation devices, including the VeroNail® and Volar Plate System™, and deformity correction devices, including the eight-Plate Guided Growth System®.  Additionally sales of the Physio-Stim® bone growth stimulator for non-union fractures grew 28%, as the Company continued to increase its share of the long bone stimulation market.

Orthofix’s sports medicine business also continued to grow in excess of the overall market as revenue rose 14% year-over-year, to $22.1 million.  This was primarily due to U.S. sales increases of 18% from its functional knee braces, including its innovative lines of FUSION® braces, and 15% from its cold therapy products, including PolarCare® and its new line of Kodiak® pain management devices.

Gross Margin

The gross margin percentage in the third quarter of 2007 was 74.6%, which was 20 basis points lower than the third quarter of 2006.  The third quarter gross margin in 2007 included the positive impact of the reversal of an $865,000 accrual previously recorded in connection with the negotiation of a distributor arrangement, offset by approximately $859,000 of non-cash amortization expense related to the step-up in inventory that was part of the purchase accounting associated with the Blackstone acquisition.  The step-up in inventory was fully amortized at the end of the third quarter.  Additionally, the gross margin continued to be impacted negatively by the relative values of different currencies.  The weaker U.S. dollar resulted in higher production costs, primarily for the Company’s orthopedic devices manufactured in Europe and ultimately sold in U.S. dollars.

Operating Expenses

Sales and marketing (S&M) expenses as a percent of revenue decreased by 470 basis points year-over-year, to 38.8%.  S&M expenses in the third quarter last year included the impact of the acceleration of approximately $4.7 million of monthly fees associated with the termination of the Danek marketing agreement.  Excluding these fees the S&M ratio in the third quarter last year was 37.9%.  The year-over-year increase in the S&M ratio, excluding the impact of the termination of the Danek agreement, is primarily attributable to the acquisition of Blackstone, which carries a higher S&M ratio than the legacy Orthofix businesses.  General and administrative (G&A) expenses decreased by 10 basis points, to 14.0% of sales.  The decrease in the G&A ratio reflects the leverage obtained from spreading these costs over a larger revenue base after the Blackstone acquisition.

Additionally, the Company recognized non-cash stock compensation expense of approximately $2.9 million ($2.0 million net of tax, or $0.12 per share).  This compares with $1.5 million ($1.2 million net of tax, or $0.07 per share) in the third quarter of 2006.

Research and development (R&D) expenses as a percent of revenues were 4.9% in the third quarter of 2007.  This is an increase of 150 basis points year-over-year, excluding the impact of $40 million in purchase accounting adjustments made to in-process R&D in the prior year that were associated with the Blackstone acquisition.  The year-over-year increase is related to the inclusion of Blackstone, which carries a higher R&D ratio than Orthofix.

Other Income and Expenses

Orthofix reported third quarter net interest expense of $5.7 million, compared with interest expense of approximately $482,000 in 2006.  The year-over-year increase was mainly a result of debt incurred in connection with the Blackstone acquisition.  Additionally, the third quarter of 2007 included other income of $529,000, compared with an expense of $508,000 in the prior year.  The income reported during the third quarter this year is related to foreign exchange gains resulting from the weakening of the US Dollar against other currencies, whereas the expense in the prior year was the result of a strengthening of the US Dollar against other currencies.

Taxes

The tax rate in the third quarter of 2007 was approximately 25%, which was lower than the Company’s full-year guidance of 28%-30%.  The third quarter tax rate reflected the positive impact of an R&D tax credit of approximately $230,000.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern Time to discuss the Company’s financial results for the third quarter of 2007.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 21302946.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 21302946.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products and those sold by recently acquired subsidiaries, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

–Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006

Net sales	$121,120	$83,368	$361,488	$249,219
Cost of sales	30,742	21,007	94,546	63,665
Gross profit	90,378	62,361	266,942	185,554

Operating expenses (income)
Sales and marketing	47,055	36,277	138,949	98,985
General and administrative	16,908	11,747	49,619	36,337
Research and development	5,953	42,865	18,313	48,550
Amortization of intangible assets	4,671	1,929	13,710	5,408
KCI settlement, net of litigation costs	0	0	0	(1,093)
	74,587	92,818	220,591	188,187
Operating income (loss)	15,791	(30,457)	46,351	(2,633)

Interest income (expense), net	(5,666)	(482)	(17,200)	164
Other income/(expense), net	529	(508)	287	(753)
Income (loss) before minority interests and income tax	10,654	(31,447)	29,438	(3,222)

Minority interests	(10)	0	(53)	0
Income (loss) before income tax	10,644	(31,447)	29,385	(3,222)

Income tax expense	(2,616)	(3,970)	(7,902)	(11,221)
Net income (loss)	$8,028	$(35,417)	$21,483	$(14,443)

Net income (loss) per common share - basic	$0.48	$(2.19)	$1.30	$(0.90)

Net income (loss) per common share - diluted	$0.48	$(2.19)	$1.27	$(0.90)

Weighted average number of common shares outstanding - basic	16,639,019	16,193,086	16,546,385	16,084,388

Weighted average number of common shares outstanding - diluted	16,889,303	16,193,086	16,925,084	16,084,388

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	As of	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$23,562	$25,881
Restricted cash	11,570	7,300
Trade accounts receivable, net	118,793	104,662
Inventory, net	89,810	70,395
Deferred income taxes	9,020	6,971
Prepaid expenses and other current assets	25,109	18,759
Total current assets	277,864	233,968

Securities and other investments	4,082	4,082
Property, plant and equipment, net	31,532	25,311
Goodwill and Intangible assets, net	574,852	574,229
Deferred taxes and other long-term assets	31,120	24,695
Total assets	$919,450	$862,285

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$8,381	$78
Current portion of long-term debt	3,300	3,334
Trade accounts payable	22,341	23,544
Other current liabilities	49,258	34,084
Total current liabilities	83,280	61,040

Long-term debt	305,584	312,055
Deferred income taxes	93,558	95,019
Other long-term liabilities	6,017	1,536
Total liabilities	488,439	469,650

Shareholders' equity
Common shares	1,668	1,645
Additional paid-in capital	144,243	128,297
	145,911	129,942

Retained earnings	268,716	248,433
Accumulated other comprehensive income	16,384	14,260
Total shareholders' equity	431,011	392,635

Total liabilities and shareholders' equity	$919,450	$862,285

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the nine months ended September 30,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$21,483	$(14,443)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	21,334	10,937
Amortization of debt costs	523	316
Acquired in process research and development	-	40,000
Provision for doubtful accounts	3,532	4,330
Deferred taxes	(3,919)	(8,808)
Stock-based compensation	8,006	5,416
Step up of fair value in inventory	2,718	-
Other	(1,328)	1,261
Change in operating assets and liabilities:
Restricted cash	(4,270)	(5,762)
Accounts receivable	(14,829)	(7,397)
Inventories	(19,086)	(7,621)
Prepaid expenses and other current assets	(5,976)	(4,994)
Accounts payable	(7,549)	7,551
Current liabilities	14,382	(29,745)
Net cash provided by (used in ) operating activities	15,021	(8,959)

Cash flows from investing activities:
Investments in affiliates and subsidiaries	(3,380)	(336,808)
Capital expenditures	(23,752)	(6,769)
Net cash used in investing activities	(27,132)	(343,577)

Cash flows from financing activities:
Net proceeds from issuance of common stock	6,799	10,742
Tax benefit on non-qualified stock options	1,164	2,048
(Repayment of) proceeds from long-term debt	(6,505)	314,961
Payment of debt issuance costs	-	(5,708)
Proceeds from bank borrowings	7,870	3,042
Net cash provided by financing activities	9,328	325,085

Effect of exchange rate changes on cash	464	779

Net decrease in cash and cash equivalents	(2,319)	(26,672)
Cash and cash equivalents at the beginning of the year	25,881	63,786
Cash and cash equivalents at the end of the period	$23,562	$37,114

Net sales by market sector for the periods ended September 30,
(In US$ millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Increase	2007	2006	% Increase

Orthopedic Products
Spine	$61.3	$29.3	109%	$178.9	$86.8	106%
Orthopedics	26.3	23.5	12%	81.9	71.1	15%
Sports Medicine	22.1	19.4	14%	64.6	57.9	12%

	109.7	72.2	52%	325.4	215.8	51%

Vascular	4.7	5.1	-8%	15.2	15.4	-1%
Other	6.7	6.1	10%	20.9	18.0	16%

Total	$121.1	$83.4	45%	$361.5	$249.2	45%

Net sales by business segment for the periods ended September 30,
(In US$ millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Increase	2007	2006	% Increase

Domestic	$42.0	$38.0	11%	$122.7	$113.2	8%

Blackstone	29.4	-	n/m	85.9	-	n/m

Breg	21.2	18.7	13%	61.5	55.9	10%

International	28.5	26.7	7%	91.4	80.1	14%

Total	$121.1	$83.4	45%	$361.5	$249.2	45%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a table that reconciles the Company’s 2007 estimates for net income per share calculated in accordance with generally accepted accounting principles (GAAP) and a non-GAAP financial measure, referred to as “adjusted net income, excluding additional specified non-cash items”, that is also expressed as a per share amount and excludes from net income the items specified in the table.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the 3rd quarters of 2007 and 2006 that is included in the body of this release, and the Reconciliation of a Non-GAAP Guidance Measure included below in Section 1 of this supplemental schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

	EPS
	FY 2007	Q407
Estimated GAAP net income	$1.87-$1.92	$0.60-$0.65

Specified non-cash items

Equity compensation expense (FAS 123R)	$0.46	$0.14
Amortization related to BREG purchase accounting	$0.20	$0.05
Amortization related to Blackstone purchase accounting	$0.53	$0.11

Adjusted net income, excluding specified non-cash items	$3.06-$3.11	$0.90-$0.95

Section 2

Description of 3rd quarter Specified Items and Specified Non-Cash Items

Specified Items

•
Amortization of Medtronic Settlement- amortization of costs incurred in connection with obtaining a license agreement as part of a legal settlement with Medtronic.  The amortization expense recorded in the third quarter covers the period from the date of closing the Blackstone acquisition on September 22, 2006, to the end of the third quarter on September 30, 2007.

•	Payroll tax expense on previous UK stock grants- payroll taxes accrued in the third quarter related to stock option grants previously made to employees in the United Kingdom.
•	R&D tax credit- tax credits related to corporate returns filed for the years 2003 and 2006.
•	Reversal of accrual related to distributor negotiations- reverses an accrual previously recorded for potential costs associated with negotiations with a distributor.
•	Blackstone purchase accounting entries- the write-off of in-process R&D associated with the acquisition of Blackstone Medical.
•	Accelerated accrual of monthly Danek marketing fees- accrual for the remaining contractual obligations associated with the termination of a marketing services agreement with Medtronic Sofamor Danek.
•	Taxes related to European restructuring- tax provision related to the restructuring of the Company’s international operations.
•
Interest expense on Blackstone debt- interest expense recorded for the period from the date of closing the Blackstone acquisition on September 22, 2006 to the end of the third quarter at September 30, 2006.

Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of purchase accounting items associated with the acquisition of Blackstone Medical, net of tax.  This includes amortization related to intangible assets as well as the step-up of inventory being amortized as a part of the cost of goods sold.

•	Adoption of FAS 123R- equity compensation expense resulting from the adoption of FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Financial Measures

Management uses the two non-GAAP measures, referred to as “adjusted net income” and “ adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

Non-GAAP adjusted net income and the per share amounts based on this measure, as well as non-GAAP adjusted net income, excluding additional specified non-cash items, and the per share amounts based on this measure, may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation or as a replacement for GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the Company’s non-GAAP measures.  Similarly, stock compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP financial measures by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP numbers reflect the underlying operating results of the Company’s businesses, excluding non-operating or unusual items, which management believes are important measures of the Company's overall performance.

The Company provides detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure, and encourages investors to review these reconciliations.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP financial measures.